Exhibit 11 Statement re: Computation Of Earnings Per Share
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                         (In thousands, except share and per share amounts)
                                               December 31, 2003          December 31, 2002         December 31, 2001

  Net income available to
   common shareholders                              $   3,328                  $   2,837                 $   1,962
                                                    ---------                  ---------                 ---------

Total weighted average
   common shares outstanding                        1,472,263                  1,444,791                 1,452,889
                                                    ---------                  ---------                 ---------

Basic earnings per common share                     $    2.26                  $    1.96                 $    1.35
                                                    ---------                  ---------                 ---------

Total weighted average
   common shares outstanding                        1,472,263                  1,444,791                 1,452,889

Dilutive effect of stock options using
   the treasury stock method                           70,504                     50,849                    25,133
                                                       ------                     ------                    ------

Total average common and common
   equivalent shares                                1,542,767                  1,495,640                 1,478,022
                                                    ---------                  ---------                 ---------

Diluted earnings per common share                   $    2.16                  $    1.90                 $    1.33
                                                    ---------                  ---------                 ---------

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